Date :  December 20th, 2013

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Bling Marketing, Inc.

We  hereby  consent  to  the  inclusion  in  this  Registration  Statement  (the  “Registration  Statement”)

on Form  S-1 of  Bling Marketing, Inc  (the “Company”) of  our report, dated  December  6, 2013,  with respect  to  our  audit  of  the  financial  statements  of  the  Company  as  of  October  31,  2013  and  the

results  of  its  operations  and  cash  flows  for  the  period  of  inception  (October  30,  2013)  through

October 31, 2013, included in the filing of this Registration Statement.

We  also   consent   to   the   reference   to   us   under   the   heading   “Experts”   in   such   Registration

Statement.

Sincerely,

20301  Ventura  Blvd

325  Woodland  Hills

Los Angeles, CA 91364

E-MAIL:     w@wcpa.co m

United States

WEB SITE: www.wcpa.co.il